STATE OF WYOMING

Office of the Secretary of State

I, ED MURRAY, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF NAME CHANGE

Current Name: SecureTech Innovations, Inc.

Old Name: SECURETECH, INC.

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this 22nd day of January, 2018

Filed Date: 01/22/2018

By:------J-or-dyn-G=ra-y

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